UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 30, 2014

REEF OIL & GAS DRILLING AND INCOME FUND, L.P.

(Exact Name of registrant as specified in its charter)

Texas	333-172846	32-0388630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1901 N. Central Expressway, Suite 300 Richardson, Texas	75080
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (972) 437-6792

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01              Other Events.

On May 30, 2014, RCWI, L.P. (“Reef”), an affiliate of Reef Oil & Gas Drilling and Income Fund, L.P. (the “Registrant”), entered into a non-binding letter of intent to purchase certain non-operated oil and gas working interests from an unaffiliated third-party in Williams and Divide Counties, North Dakota.  Reef estimates that the total acquisition and development costs for the interests will be approximately $8.0 million, consisting of the initial purchase price of $3.1 million and estimated drilling and development costs of approximately $4.9 million.  Acquisition of the interests is subject to the negotiation and execution of a definitive purchase and sale agreement between the Registrant and the seller. The interests would include six wells that are currently producing oil and gas and an estimated 27 locations on which wells may be drilled in the future. The Registrant expects that drilling activities on the properties will be conducted over several years, with the exact timing of such drilling activities to be determined by the operators.  Reef and the seller are currently negotiating the definitive purchase and sale agreement for the proposed acquisition of the interests by the Registrant. If the parties are successful in reaching an agreement with respect to the transaction, the Registrant anticipates that the closing would take place in the third fiscal quarter of 2014.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  June 6, 2014

REEF OIL & GAS DRILLING AND INCOME FUND, L.P.,
a Texas limited partnership
(Registrant)

By:	Reef Oil & Gas Partners, L.P.,
its managing general partner

By:	Reef Oil & Gas Partners, GP, LLC,
its general partner

By:	/s/ Michael J. Mauceli
Michael J. Mauceli
Manager